Exhibit 99.1

3333 LEE PARKWAY, SUITE 1200 DALLAS, TEXAS 75219 PHONE: 972.629.4400 FAX: 972.629.4401 WWW.GAINSCO.COM

GAINSCO REPORTS 3rd QUARTER 2007 RESULTS

GAINSCO ANNOUNCES SHARE REPURCHASE PROGRAM

DALLAS, Texas, November 13, 2007 — GAINSCO, INC. (AMEX: GAN) today reported net loss and net loss available to common shareholders for the third quarter 2007 of $4.3 million, or $0.17 per common share, basic and diluted.  This compares to third quarter 2006 net income and net income available to common shareholders of $2.8 million, or $0.13 per common share, basic and diluted.

Net loss and net loss available to common shareholders for the nine months ended September 30, 2007 was $7.6 million, or $0.30 per common share, basic and diluted.  This compares to net income of $6.3 million and net income available to common shareholders of $4.4 million for the nine months ended September 30, 2006, or $0.20 per common share, basic and diluted.  Net income available to common shareholders for the first nine months of 2006 included an approximately $1.4 million write-off of the unaccreted discount on redeemable preferred stock that was fully redeemed during the first quarter 2006.

For the quarter ended September 30, 2007, the Company increased the amount of the valuation allowance for the tax benefit from its net operating loss carryforwards by $2.3 million to reflect that the 2007 taxable loss to date provides some negative objective evidence regarding utilization of the deferred tax asset, particularly in the short term.  Subjectively, management continues to believe that the Company is likely to generate sufficient taxable income to utilize the deferred tax asset over its remaining life, although risks and uncertainties exist which could interfere with that realization.  As of September 30, 2007, the net deferred tax asset before valuation allowance was $27.9 million and the valuation allowance was $19.0 million.

Gross premiums written during the third quarter 2007 were approximately 16% below gross premiums written in the comparable 2006 period.  Gross premiums written by geographic region for the quarters and nine months ended September 30, 2007 and September 30, 2006, were as follows:

	Quarter ended September 30		Nine months ended September 30
(dollars in millions)	2007	2006	2007	2006
Regions:
Southeast (Florida, South Carolina)	$26.3	31.4	81.1	89.3
South Central (Texas)	$11.0	14.9	37.4	42.2
Southwest (Arizona, Nevada, New Mexico)	$8.5	7.5	26.5	19.6
West (California)	$0.8	1.9	2.9	6.7
Total	$46.6	55.7	147.9	157.8

GAAP ratios for the quarters and nine months ended September 30, 2007 and September 30, 2006, were as follows:

	Quarter ended September 30		Nine months ended September 30
	2007	2006	2007	2006
Total Company:
C & CAE Ratio (1)	80.4%	69.3%	79.9%	69.5%
Expense Ratio (2)(3)	27.1%	26.9%	25.2%	27.4%
Combined Ratio(2)	107.5%	96.2%	105.1%	96.9%

Nonstandard Personal Automobile:
C & CAE Ratio (1)	80.5%	70.6%	81.5%	71.0%

(1)          C & CAE is an abbreviation for Claims and claims adjustment expenses, stated as a percentage of net premiums earned.

(2)          The Expense Ratio and Combined Ratio do not reflect expenses of the holding company, which include interest expense on the note payable and subordinated debentures.

(3)          Commissions, change in deferred acquisition costs, underwriting expenses and operating expenses (insurance subsidiaries only) are offset by agency revenues and are stated as a percentage of net premiums earned.

The Company continues to adjust and settle claims associated with its runoff lines.  The Company’s estimates of ultimate liabilities for prior accident years were reduced during the third quarters of 2007 and 2006 by $0.1 million and $0.7 million, respectively.  For the first nine months of 2007 and 2006, the estimates of ultimate liabilities for prior accident years for runoff lines were reduced $2.3 million and $2.1 million, respectively.

As regards the Company’s nonstandard personal automobile business, the Company’s estimate of ultimate liabilities for prior accident years was increased during the third quarter 2007 by $3.2 million, including $0.8 million for extra-contractual claims.  For the first nine months of 2007, the estimate of ultimate liabilities for prior accident years for nonstandard personal automobile was increased $9.6 million, which includes $2.2 million for extra-contractual claims.

As of September 30, 2007, the Company had $61.9 million in net unpaid claims and claims adjustment expenses (“C&CAE”) (Unpaid C&CAE of $73.0 million less Ceded unpaid C&CAE of $11.1 million), compared to net unpaid C&CAE at June 30, 2007 of $60.0 million (Unpaid C&CAE of $71.1 million less Ceded unpaid C&CAE of $11.1 million).  These amounts include net unpaid C&CAE in respect of the Company’s runoff lines of $11.0 million at September 30, 2007, and $11.6 million at June 30, 2007.  As of September 30, 2007, the outstanding inventory of runoff claims was 51, compared to 57 at June 30, 2007.

As of September 30, 2007, the Company’s Shareholders’ equity was $77.2 million, Subordinated debentures were $43.0 million and Note payable was $2.0 million.  These compare to Shareholders’ equity of $81.2 million, Subordinated debentures of $43.0 million and Note payable of $2.0 million at June 30, 2007.

The Company also announced today that its Board of Directors has authorized the repurchase of up to $5 million worth of the Company’s outstanding common stock.  Repurchases may be made from time to time in both the open market and through negotiated transactions.

As previously announced on November 1, 2007, the Company and MGA Insurance Company, Inc. (“MGA”) completed the transaction to sell an affiliated insurance subsidiary, General Agents Insurance Company of America, Inc. (“General Agents”), to Montpelier Re U.S. Holdings Ltd., a subsidiary of Montpelier Re Holdings Ltd., for $4.75 million, plus policyholders’ surplus of $5 million that remained in General Agents at closing.  The Company recorded a gain on sale from the transaction in the fourth quarter of 2007 of approximately $4.5 million, and the net proceeds were contributed to policyholders’ surplus of MGA.  The Company’s ongoing nonstandard personal automobile business continues to be written through MGA.

Certain prior year amounts have been reclassified to conform to current year presentation.  In addition, some numbers may not add to totals shown due to rounding.

The effect of convertible preferred stock (fully redeemed in the first quarter 2006) caused diluted earnings per share to be antidilutive for the nine months ended September 30, 2006.  Therefore, basic and diluted per common share amounts are reported as the same number.  Additionally, per common share amounts for all periods presented have been adjusted for the rights offering in November 2006.

GAINSCO, INC. is a Dallas, Texas-based holding company.  The Company’s nonstandard personal automobile insurance products are distributed through independent retail agents in Florida and South Carolina (Southeast Region), Texas (South Central Region) and Arizona, Nevada and New Mexico (Southwest Region), and through an independent managing general agency in California (West Region).  Its insurance company subsidiary is MGA Insurance Company, Inc.

Some of the statements made in this release may be forward-looking statements.  Forward-looking statements relate to future events or future financial performance and may involve known or unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

These forward-looking statements reflect current views but are based on assumptions and are subject to risks, uncertainties, and other variables which should be considered when making an investment decision, including, (a) operational risks and other challenges associated with rapid growth into new and unfamiliar markets and states, (b) adverse market conditions, including heightened competition, (c) factors considered by

A.M. Best in the rating of our insurance subsidiaries, and the acceptability of our current rating, or a future rating, to agents and customers, (d) the Company’s ability to adjust and settle the remaining claims associated with its runoff business on terms consistent with its estimates and reserves, (e) the adoption or amendment of legislation, uncertainties in the outcome of litigation and adverse trends in litigation and regulation, (f) inherent uncertainty arising from the use of estimates and assumptions in decisions about pricing and reserves, (g) the effects on claims levels or business operations resulting from natural disasters and other adverse weather conditions, (h) the availability of reinsurance and the Company’s ability to collect reinsurance recoverables, (i) the availability and cost of capital, which may be required in order to implement the Company’s strategies, and (j) limitations on the Company’s ability to use net operating loss carryforwards.  Please refer to the Company’s recent SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2006, for more information regarding factors that could affect the Company’s results.

Forward-looking statements are relevant only as of the dates made, and the Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date on which the statement is made.  All written or oral forward-looking statements that are made by or are attributable to the Company are expressly qualified in their entirety by this cautionary notice.  Actual results may differ significantly from the results discussed in these forward-looking statements.

—END—

[The GAINSCO, INC. and Subsidiaries unaudited Consolidated Statements of Operations and Other Information for the quarters and nine months ended September 30, 2007 and September 30, 2006 follow.]

Release Date:	Tuesday, November 13, 2007 — FOR IMMEDIATE RELEASE
Company Contacts:	Scott A. Marek, Asst. Vice President-IR 972.629.4493
Richard M. Buxton, Senior Vice President 972.629.4408
Email address: ir@gainsco.com
Website: www.gainsco.com

GAINSCO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Quarter ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net premiums earned	$46,904	49,979	$149,337	136,099
Net investment income	2,278	1,850	6,994	4,928
Net realized gains (losses)	—	—	32	(4)
Agency revenues	3,038	3,168	9,752	8,949
Other (expense) income , net	(2)	3	(12)	104
Total revenues	52,218	55,000	166,103	150,076

Claims & CAE incurred	37,695	34,627	119,374	94,545
Policy acquisition costs	6,981	7,845	22,122	22,181
Underwriting and operating expenses	9,541	9,613	27,674	26,747
Interest expense, net	1,036	610	3,077	1,633

Income (loss) before Federal income taxes	(3,035)	2,305	(6,144)	4,970

Federal income taxes	1,247	(537)	1,424	(1,284)

Net (loss) income	$(4,282)	2,842	$(7,568)	6,254

Net (loss) income available to common shareholders	$(4,282)	2,842	$(7,568)	4,416

(Loss) income per common share:

Basic	$(0.17)	0.13	$(0.30)	0.20

Diluted*	$(0.17)	0.13	$(0.30)	0.20

*      The effect of convertible preferred stock (fully redeemed in the first quarter 2006) caused diluted earnings per share to be antidilutive for the nine months ended September 30, 2006; therefore, diluted income per common share is reported the same as basic income per common share.

GAINSCO, INC. AND SUBSIDIARIES

OTHER INFORMATION

(In thousands, except per share data)

	Quarter ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Gross premiums written	$46,625	55,738	$147,923	157,813

GAAP RATIOS:
C & CAE Ratio (1)	80.4%	69.3%	79.9%	69.5%
Expense Ratio (2)(3)	27.1%	26.9%	25.2%	27.4%
Combined Ratio (2)	107.5%	96.2%	105.1%	96.9%

(1)   C & CAE is an abbreviation for Claims and claims adjustment expenses, stated as a percentage of net premiums earned.

(2)   The Expense Ratio and Combined Ratio do not reflect expenses of the holding company, which include interest expense on the note payable and subordinated debentures.

(3)   Commissions, change in deferred acquisition costs, underwriting expenses and operating expenses (insurance subsidiaries only) are offset by agency revenues and are stated as a percentage of net premiums earned.